                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               SCHULER HOMES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                    99-0351900
-----------------------------------------------    ------------------------
(State of Incorporation or Organization               (I.R.S. Employer
                                                      Identification no.)

400 CONTINENTAL BLVD., SUITE 100, EL SEGUNDO, CA             90245
-----------------------------------------------    ------------------------
(Address of Principal Executive Offices)                  (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. | |

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|



Securities Act registration statement file number to which this form relates:

                                                         ----------------------
                                                         (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class         Name of Each Exchange on Which Each
        to be so Registered               Class is to be Registered
        -------------------         -----------------------------------

---------------------------------   ---------------------------------

---------------------------------   ---------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                6.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
--------------------------------------------------------------------------------
                                (Title of Class)

                            9% SENIOR NOTES DUE 2008
--------------------------------------------------------------------------------
                                (Title of Class)
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         This amended Form 8-A is being filed to amend the Form 8-A registration statement of Schuler Homes, Inc. (the "Company") originally filed on Friday,
June 22, 2001, only as it pertains to the description of the 6.5% Convertible Subordinated Debentures Due 2003 contained in Item 1.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

6.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003


                  The 6.5% Convertible Subordinated Debentures due 2003 (the "Debentures") were issued under an Indenture (the "Indenture"), dated as of January 15, 1993, between the Company and Bank of Hawaii, acting through its Pacific Century Trust Division, as Subordinated Debentures Trustee (the "Subordinated Debentures Trustee"), as supplemented by the First Supplemental Indenture, dated as of April 2, 2001, by and among Schuler Residential, the Company and the Subordinated Debentures Trustee and the Second Supplemental Indenture, dated as of June 21, 2001, by and among Schuler Residential, the Company and the Subordinated Debentures Trustee. The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement and is also available for inspection at the office of the Subordinated Debentures Trustee, and those terms made part of the Indenture by the reference to the Trust Indenture Act of 1939, as amended. References in italics are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. For purposes of this section, the term "Company" means only Schuler Homes, Inc. and its subsidiaries, unless the context otherwise indicates.

GENERAL

                  The Debentures represent unsecured general obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures," and convertible into Class A Common Stock as described under "Conversion of Debentures." The Debentures are limited to $57,500,000 principal amount, and are issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof and will mature on January 15, 2003. (SECTION 2.03)

                  Trading in the Debentures takes place and is reported on NASDAQ. No assurance can be given, however, as to the liquidity of or trading markets for the Debentures.

                  The Indenture does not contain any restrictions on the payment of dividends, the repurchase of securities of the Company or any financial covenants, nor does the Indenture require the Company to maintain any sinking fund or other reserves for repayment of the Debentures.

                  Interest at an annual rate of 6.5% is payable semiannually on July 15 and January 15 to holders of record at the close of business on the preceding July 1 and January 1, respectively (subject to certain exceptions in the case of Debentures redeemed or converted between a record date and next succeeding interest payment date), and may, at the option of the


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Company, be paid by check mailed to such holders. (SECTION 2.03)

                  Principal and premium if any, will be payable, and the Debentures, may be presented for conversion, registration of transfer and exchange, without service charge, at an office maintained by the Company, at its option, in Honolulu, Hawaii or New York, New York or at the corporate trust office of the Subordinated Debentures Trustee. (SECTIONS 5.02 AND 15.02)

CONVERSION OF DEBENTURES

                  The holders of Debentures will be entitled at any time prior to the close of business on January 13, 2003, subject to prior redemption or repurchase, to convert any Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into shares of Class A Common Stock of the Company, at the conversion price set forth on the cover page of this Registration Statement, subject to adjustment as described below. (SECTION 15.01) Except as described below, no adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Class A Common Stock issued. (SECTION 15.02) If any Debenture is convened between a record date for the payment of interest and the next succeeding interest payment date (unless it has been called for redemption within such period), such Debenture must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (SECTION 15.02) The Company is not required to issue fractional shares of Class A Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the last reported sale price of the Class A Common Stock on the last business day prior to the date of conversion. (SECTION 15.03) In the case of Debentures called for redemption or delivered for repurchase (as described below), conversion rights will expire at the close of business on the redemption date or the second trading day preceding the Repurchase Date. In the case of Debentures delivered for redemption between a record date and the next succeeding interest payment date, interest will be payable on such interest payment date for any such Debentures converted during such period. In the case of Debentures delivered for repurchase between a record date and the next succeeding interest payment date, no interest will be paid to the holder of the Debentures on such Repurchase Date, but will instead be paid to the holder of record of the Debenture on the record date. (SECTIONS 2.03, 3.03, 15.01, 15.02 AND 16.02)

                  The conversion price is subject to adjustment under formulas as set forth in the Indenture in certain events, including: (i) the issuance of Class A Common Stock of the Company as a dividend or distribution on the Class A Common Stock; (ii) subdivisions and combinations of the Class A Common Stock;
(iii) the issuance to all holders of Class A Common Stock of certain rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined in the Indenture); (iv) the distribution to all holders of Class A Common Stock any capital stock (other than Class A Common Stock) or evidences of indebtedness of the Company or of assets (excluding certain cash dividends described below) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in this sentence); (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above) to all holders of Class A Common Stock in an aggregate amount that, combined together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been


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made and (y) the aggregate of any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Class A Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the current market price of the Class A Common Stock times the number of shares of Class A Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Class A Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Class A Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of Class A Common Stock within the 12 months preceding such tender offer in respect of which no adjustments have been trade, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. (SECTION 15.05)

                  Subject to the rights of holders of Debentures described below under "Repurchase at Option of Holders Upon a Risk Event," in case of certain reclassifications, consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each Debenture then outstanding will, without the consent of any holder of Debentures, became convertible only into the kind and amount of shares of stock or other securities, property or assets (including cash) receivable under such reclassification, consolidation, merger or transfer by a holder of the number of shares of Class A Common Stock into which such Debenture might have been converted immediately prior to such reclassification, consolidation, merger or transfer. (SECTION 15.06)

                  No adjustment in the conversion price will be made for cash dividends to the extent paid from accumulated earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. (SECTION 15.05) The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions made by the Company to its stockholders not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock, or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION

                  The Debentures will be redeemable at the option of the Company, on at least 30 but not more than 60 days' notice, as a whole or in part, at any time on or after January 15, 1996, at the following prices (expressed as percentages of the principal amount), together with accrued interest to the date fixed for redemption:

                  If redeemed during the 12-month period beginning January 15:


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



Year                               Percentage       Year                        Percentage
----                               ----------       ----                        ----------
1996..........................         103.5%       2000........................   101.5%
1997..........................         103.0        2001........................   101.0
1998..........................         102.5        2002........................   100.5
1999..........................         102.0


and 100% if redeemed on or after January 15, 2003; provided, that if the date fixed for redemption is a July 15 or January 15, then the interest payable on such date (assuming such Debentures are not converted or repurchased prior to such date) shall be paid to the holder of record on the next preceding July 1 or January 1, respectively. (SECTION 3.01)

SUBORDINATION OF DEBENTURES

                  The indebtedness evidenced by the Debentures is subordinate to the prior payment in full of all Senior Indebtedness (as herein defined). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing (a) any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness continuing beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness with respect to Senior Indebtedness in an aggregate principal amount of at least $5,000,000, or
(b) any other default with respect to any Senior Indebtedness permitting the acceleration of the maturity thereof and such default is the subject of a judicial proceeding or the Company receives notice of such a default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. (SECTION 4.02) By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full.

                  Upon any acceleration of the maturity of the principal of the Debentures or any payment by the Company, or distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium if any), and interest on the Debentures is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness. (SECTION 4.02) By reason of this provision, in the event of the Company's dissolution or insolvency, holders of Senior Indebtedness may receive more ratably, and holders of the Debentures may receive less ratably, than the other creditors of the Company, including holders of Senior Indebtedness, and such subordination may result in a reduction in or elimination of payments to the holders of the Debentures.

                  The foregoing subordination provisions will not prevent the occurrence of any Event of Default under the Indenture.

                  The term "Senior Indebtedness" means the principal of, premium, if any, and interest on, and any other payment due pursuant to the terms of an instrument (including, without limitation fees, expenses, collection expenses (including attorneys' fees), interest yield amounts, post-petition interest and taxes) creating, securing or evidencing any of the following, whether


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outstanding on the date of the Indenture or thereafter incurred or created:

                  (a) All indebtedness of the Company for money borrowed or constituting reimbursement obligations with respect to letters of credit (including, but not limited to, any indebtedness, secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof);

                  (b) All indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

                  (c) All lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

                  (d) Any indebtedness or other obligations of the Company with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements designed to protect against fluctuations in currency exchange or interest rates;

                  (e) All indebtedness of others of the kinds described in either of the preceding clauses (a), (b) or (d) and all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

                  (f) All renewals, deferrals, increases, extensions or refundings of and modifications to indebtedness of the kinds described in any of the preceding clauses (a), (b), (d) and
                  (e) and all renewals or extensions of leases of the kinds described in either of the preceding clauses (c) or (d);

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension, deferral, increase, modification or refunding is not superior in right of payment to the Debentures or is expressly subordinate by its terms in right of payment to all other indebtedness of the Company (including the Debentures). (SECTION 1.01)

                  As of June 20, 2001, the Company had Senior Indebtedness (excluding accrued interest and premium, if any) of $562,691,000. The amount of Senior Indebtedness may change in the future. The Indenture contains no limitations on the incurrence of Senior Indebtedness.

EVENTS OF DEFAULT AND REMEDIES

                  An Event of Default is defined in the Indenture as being: (i) default for 30 days in payment of any installment of interest on the Debentures;
(ii) default in payment of the principal of or premium, if any, on any of the Debentures; (iii) default by the Company for 45 days after


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written notice in the observance or performance of any other covenant in the
Indenture; (iv) a default under any indebtedness for money borrowed by the Company, which default shall constitute a failure to pay any portion of such indebtedness in an amount exceeding $3,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount exceeding $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; (v) certain events whether voluntary or involuntary involving bankruptcy, insolvency or reorganization of the Company; or (vi) a default in the payment of the Repurchase Price (as defined) in respect of any Debenture on the Repurchase Date (as defined) in accordance with the provisions of Article Sixteen of the Indenture. (SECTION 7.01) The Indenture provides that the Subordinated Debentures Trustee may withhold notice to the holders of Debentures of any Default (defined as any of the events (i) through (vi) not including any periods of grace or giving of notice), except in the case of default in the payment of principal of or interest on the Debentures, if the Subordinated Debentures Trustee in good faith determines it in the interest of the holders of the Debentures to do so. (SECTION 7.08)

                  The Indenture provides that if any Event of Default shall have occurred and be continuing, the Subordinated Debentures Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal and interest accrued thereon of all the Debentures to be due and payable immediately, but if the Company shall cure all Defaults (except the nonpayment of interest on and principal premium, if any, of any Debentures which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority of principal amount of the Debentures then outstanding. (SECTION 7.01)

                  The holders of a majority in aggregate principal amount of the Debentures then outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Debentures Trustee subject to certain limitations specified in the Indenture. (SECTION 7.07)

REPURCHASE AT OPTION OF HOLDERS UPON A RISK EVENT

                  Upon the occurrence of a Risk Event (as defined below), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Debentures, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price equal to 100% of the principal amount of the Debentures to be repurchased (the "Repurchase Price"), together with accrued interest to the Repurchase Date.
(SECTION 16.01)

                  The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Class A Common Stock valued at 95% of the average of the closing prices of the Class A Common Stock for the five trading days ending on the third trading day preceding the Repurchase Date; provided that payment may not be made in Class A Common Stock unless such stock is listed on a national securities exchange or quoted on the NASDAQ National Market System at the time of payment. (SECTION 16.01) In the event the Company


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becomes obligated to repurchase some or all of the Debentures, the Company anticipates that it would either finance the Repurchase Price with its available cash and short-term investments, through available bank credit facilities, or through a public or private issuance of debt or equity securities or issue Class A Common Stock as payment of the Repurchase Price.

                  Within 30 days after the occurrence of a Risk Event, the Company is obligated to mail to all holders of record of the Debentures a notice (the "Company Notice") of the occurrence of such Risk Event and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Subordinated Debentures Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the City of Honolulu, Hawaii and the City of New York. To exercise the repurchase right, a holder of Debentures must deliver on or before the 30th day after the date of the Company Notice written notice (which notice shall be irrevocable except as otherwise required by applicable law) to the Subordinated Debentures Trustee of the holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer to the Company. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Class A Common Stock. (SECTION 16.02) The Company will comply with all applicable tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with a Risk Event. Compliance with current tender offer requirements would require that the Company give the notice regarding the consideration that will constitute the Repurchase Price ten business days in advance of the time that holders are required to elect whether or not to require the Company to repurchase their Debentures.

                  A Risk Event will be deemed to have occurred at such time after the original issuance of the Debenture as:

                           (1) any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than James K. Schuler or his heirs or assigns, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, or

                           (2) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sales or transfer of all or substantially all of the assets of the Company to another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversation or exchange of outstanding shares of Class A Common Stock into solely shares of Class A Common Stock).

PROVIDED, HOWEVER, that a Risk Event will not be deemed to have occurred if either (i) the closing price per share of the Class A Common Stock for any five trading days within the period of ten


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consecutive trading days ending immediately before the Risk Event shall equal or exceed 105% of the conversion price of the Debentures in effect on each such trading day, or (ii) at least 90% of the consideration to be paid for the Class
A Common Stock (excluding cash payments for fractional shares) in the transaction or transactions constituting the Risk Event consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market System and as a result of such transaction, or transactions the Debentures become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution or the Indenture. (SECTION 16.03) The phrase "substantially all of the assets of the Company" as used in the definition of Risk Event would be interpreted under Delaware law. In what is generally considered the most definitive opinion by a Delaware court concerning this phrase, the court indicated that a transaction will involve substantially all of the assets of a corporation if it involves the sale or transfer of assets quantitatively vital to the operation of the corporation and is out of the ordinary and substantially affects the existence and purpose of the corporation. Accordingly, under Delaware law, the definition of such phrase is subjective and there might be circumstances in which it would be difficult to determine if a particular transaction constituted a Risk Event.

                  The right to require the Company to repurchase Debentures as a result of the occurrence of a Risk Event could create an event of default under future Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "-Subordination of Debentures." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's current bank credit agreement.

                  Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and Rule 14e-1 under the Exchange Act imposes certain other requirements in connection with a tender offer. Such rules may apply in the event that the repurchase option becomes available to holders of the Debentures. The Company will comply with these rules and any other securities laws and regulations to the extent applicable at that time.

                  The foregoing provisions would not necessarily afford holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. Management of the Company could initiate certain transactions not constituting Risk Events that could cause a material decline in credit quality, including any transaction where the closing price per share of Class A Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the management initiated transaction equals or exceeds 105% of the conversion price of the Debentures in effect on each such trading day as specified above in the definition of Risk Event.

                  The Risk Event repurchase provisions of the Debentures may in certain circumstances make more difficult, discourage or delay a take-over of the Company and the removal of incumbent management in connection with any takeover attempt. The Risk Event



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repurchase provisions are the result of negotiations between the Company and the
Underwriters.

CONSOLIDATION, MERGER AND SALE OF ASSETS

                  The Company, without the consent of the holders of any of the Debentures under the Indenture, may consolidate with or merge into any other Person (as defined) or convey, transfer or lease its assets substantially as an entirety to any Person, provided that: (i) the successor is a Person, organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than the Company, assumes the Company's obligations on the Debentures and under the Indenture; (iii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (iv) certain other conditions are met. (SECTION 12.01)

MODIFICATION OF THE INDENTURE

                  The Indenture contains provisions permitting the Company and the Subordinated Debentures Trustee, with the consent of the holders of a majority of the principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable on redemption thereof, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the principal, interest and premium, if any are payable, modify the subordination provisions in a manner adverse to the Debenture holders or impair the right to convert the Debentures into Class A Common Stock subject to the terms set forth in the Indenture, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the consent of the holders of which is required for any such modification, without the consent of the holders of all of the Debentures then outstanding. (SECTION 11.02)

SATISFACTION AND DISCHARGE

                  The Company may discharge its obligations under the Indenture to holders of any Debentures which have not already been delivered to the Subordinated Debentures Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by depositing with the Subordinated Debentures Trustee, in trust, funds sufficient to pay at maturity or upon redemption the principal and premium, if any, and interest due or to become due on such Debentures, together with any other funds owed under the Indenture. (SECTION 13.01)

GOVERNING LAW

                  The Indenture and the Debentures provide that they are to be governed by and construed in accordance with the laws of the State of Delaware. (SECTION 17.04)


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

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 3, 2001        SCHULER HOMES, INC.



                            By:   /s/ Thomas Connelly
                                  ---------------------------------------------
                                                  Thomas Connelly
                                              Senior Vice President,
                                      Chief Financial Officer and Secretary


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